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EXHIBIT 99

[CHILDREN'S COMPREHENSIVE SERVICES LETTERHEAD]


FOR IMMEDIATE RELEASE                        Contact:   Donald B. Whitfield
                                                        Chief Financial Officer
                                                        (615) 383-0376

                     CHILDREN'S COMPREHENSIVE SERVICES, INC.
                DIRECTORS AUTHORIZE REPURCHASE OF 500,000 SHARES

Murfreesboro, Tennessee (August 3, 1998) - Children's Comprehensive Services, Inc. ("CCS") (Nasdaq/NM:KIDS) today announced that its Board of Directors has authorized the repurchase of up to 500,000 shares of the Company's common stock. The authorization includes both open market purchases as well as private transactions. The amount and timing of any repurchases will be at such prices as management of the Company from time to time approves. At March 31, 1998, CCS had 8,029,000 shares of common stock outstanding. SunTrust Equitable Securities will serve as CCS's transaction agent for any shares repurchased. Such purchases will be suspended from time to time as required by applicable securities laws and regulations.

         Williams J Ballard, Chairman and Chief Executive Officer, stated, "We believe that the stock, at its current valuation, represents an attractive investment opportunity for CCS. The action by the Board reflects its confidence in the Company's prospects and capabilities.

         "At March 31, 1998, CCS had $18.0 million in cash and cash equivalents, $11.6 million in long-term debt and capital lease obligations and $56.0 million in shareholders' equity. We believe this strong financial position will enable CCS to effect the stock repurchase without a significant impact on the Company's ability to finance its continuing growth strategies."

         To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Actual operations and results may differ materially from those expressed in the forward-looking statements made by the Company. Please refer to CCS's filings with the Securities and Exchange Commission for additional information. The Company disclaims any intent or obligation to update these forward-looking statements.

         CCS provides education, treatment and juvenile justice services for at-risk and troubled youth either directly or through management contracts. It currently offers these services through the operation and management of nonresidential specialized education programs and day treatment programs and both open and secured residential treatment centers in Alabama, Arkansas, California, Florida, Kentucky, Louisiana, Michigan, Montana, Tennessee, Texas and Utah.


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